Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Whole Earth Brands, Inc. and its subsidiaries for the resale of 2,829,200 shares of its common stock and to the incorporation by reference therein of our report dated March 16, 2021, with respect to the consolidated and combined balance sheets of Whole Earth Brands, Inc. and subsidiaries included in its Annual Report (Form 10-K) as of December 31, 2020 (Successor) and 2019 (Predecessor), the related consolidated and combined statements of operations, comprehensive income (loss), equity and cash flows for the period from June 26, 2020 through December 31, 2020 (Successor) and the period from January 1, 2020 through June 25, 2020 (Predecessor), and for each of the two years in the period ended December 31, 2019 (Predecessor), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 4, 2022